                                                                   EXHIBIT 10(Y)


                  ASSOCIATION CONTRACTS TO EXPLORE AND PRODUCE
                 HYDROCARBON IN "DINDAL" AND "RIO SECO" SECTORS

                                    ADDENDUM

                           LONG TERM PRODUCTION TESTS
                   AND PRE-COMMERCIAL DEVELOPMENT INVESTMENTS
                              IN THE GUADUAS FIELD


The contracting parties. On the one Part: EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL, a State owned industrial and commercial company, organized under Law 165 of 1948, currently governed by Decree 62 of 1970, represented by CARLOS RODADO NORIEGA, of legal age, identified with Colombian citizenship card No.
17.086.956 issued in Bogota, domiciled in Santa Fe de Bogota who states: 1. That acting in his condition as ECOPETROL President he acts on behalf and representation of that company, and 2. That he is duly empowered by the Company bylaws and consistently with ECOPETROL Board of Directors approvals and authorizations given at the meeting held September 20, 1999, to enter into this agreement, and on the other Part, GHK COMPANY COLOMBIA, a company organized under the laws of the State of Oklahoma, United States of America, with a branch organized in Colombia, with its main domicile in Santa Fe de Bogota, under public deed No. 118 dated January 21 1993, recorded at Notary Sixteen (16) of the Santa Fe de Bogota circuit, represented by WILLIAM WALLACE DAILY, of legal age, identified with foreigner citizenship card No. AD-215746 issued in Santa Fe de Bogota, Passport No. 034753511 issued in the United States of America, domiciled in Santa Fe de Bogota, who states: 1. That acting in his condition as the Legal Representative he acts on behalf and representation of GHK COMPANY COLOMBIA, 2. That GHK COMPANY COLOMBIA in its condition as the operator of the "DINDAL" AND "RIO SECO" SECTORS ASSOCIATION CONTRACTS TO EXPLORE AND PRODUCE HYDROCARBON acts in its own name and on behalf of the companies that form the ASSOCIATE, that is: SOCIEDAD INTERNACIONAL PETROLERA - SIPETROL, CIMARRONA LIMITED LIABILITY COMPANY, SEVEN SEAS PETROLEUM COLOMBIA, GHK COMPANY COLOMBIA (Operator), and PETROLINSON S.A, pursuant to the ample and sufficient power of attorney granted for such purpose by the Operating Committee Meeting (OCM) on August 19th , 1999, attached hereto and forming integral part hereof, and 3. He is fully empowered to enter into this agreement as evidenced by the existence and legal representation certificate issued by the Chamber of Commerce of Santa Fe de Bogota.

Under the aforementioned conditions, ECOPETROL and the ASSOCIATE place on record the agreement reached, previous the following whereas:

FIRST - On January 22 1993 ECOPETROL and the ASSOCIATE entered into the association contract covering the "DINDAL" sector (hereinafter the DINDAL CONTRACT), registered under public deed number 0270 dated February 9 1993, recorded at Notary Sixteen (16) of the Santa Fe de Bogota circuit and approved by the Ministry of Mines and Energy.

Pagina 1 de 8

SECOND - On June 23 1995 ECOPETROL and the ASSOCIATE entered in to the association contract covering the "RIO SECO" sector (hereinafter the RIO SECO CONTRACT), registered under public deed number 2050 of July 27 1995, recorded at Notary Sixteen (16) of the Santa Fe de Bogota circuit and approved by the Ministry of Mines and Energy.

THIRD - After the subsequent Contracts, Partial Interests, Rights and Obligations Assignments and their respective registering, and excluding ECOPETROL's percentage, the ASSOCIATE's participation in the DINDAL AND RIO SECO contracts is the following:

              Company                                                        %

SOCIEDAD INTERNACIONAL PETROLERA - SIPETROL                               32.900
CIMARRONA LIMITED LIABILITY COMPANY                                        9.400
SEVEN SEAS PETROLEUM COLOMBIA                                             40.756
GHK COMPANY COLOMBIA (Operator)                                           10.944
PETROLINSON S.A                                                            6.000
                                                                         -------
TOTAL                                                                     100.00

FOURTH - Pursuant to ADDENDUM recorded under public deed No. 2051 at Notary 16 of the Santa Fe de Bogota, Circuit, dated July 27, 1995 the change of obligations upon DINDAL CONTRACT areas relinquishment took place, remaining contracted area is 26,154 Hectares and 8,500 square meters.

FIFTH - By drilling Escuela-1, El Segundo-1E, El Segundo-1N, El Segundo-1S, El Segundo-2E and El Segundo-3E the ASSOCIATE satisfactory complied with First to Sixth years under the DINDAL CONTRACT obligations. Additionally the ASSOCIATES have acquired 254 Km of 2D seismic and 129 square Km of 3D seismic.

SIXTH - Pursuant to communication VOP-0464, dated November 1, 1995, ECOPETROL upon ASSOCIATE's motivated request extended the Sixth DINDAL CONTRACT year expiration term to September 23, 1999.

SEVENTH - By reprocessing the 2-D seismic program and drilling Tres Pasos-1E, Tres Pasos-2E, Tres Pasos-4W and Tres Pasos-3E, the ASSOCIATE satisfactorily complied with First to Fifth RIO SECO CONTRACT obligations, which Contract fifth year expires August 19, 2000.

EIGHT - By drilling and testing aforementioned El Segundo and Tres Pasos wells under the DINDAL AND RIO SECO CONTRACTS, respectively, the Guaduas Field oil structure (hereinafter the Guaduas Field) existence was proven as extending to both CONTRACTS.

NINTH - Pursuant to DINDAL and RIO SECO ASSOCIATION CONTRACTS clause 9.8, if upon the six (6) years Exploration Period expiration provided under Clause 5


Pagina 2 de 8

(section 5.2) the ASSOCIATE drilled one or several Exploration Wells evidencing a potential Commercial Field existence, ECOPETROL will, upon request from the ASSOCIATE, extend the Exploration Period as long as necessary but not to exceed one year, to provide the ASSOCIATES the opportunity to evidence a Commercial Field existence; and that such is the case under the DINDAL CONTRACT and that for such purpose the ASSOCIATE requested ECOPETROL the respective extension by letter dated July 26, 1999.

TENTH - On the other hand, although Guaduas Field production information is available, ECOPETROL and the ASSOCIATE are interested in continuing oil and gas production during the exploration phase, under subject to Association Contract conditions and herein agreed.

ELEVENTH - For the purpose as expressed in the previous numeral and having in consideration that the ASSOCIATE is finishing the sixth year of the Exploration Period, it is necessary to extend such period according with the provisions of the DINDAL Contract and also, in consequence to suspend for the same period the Relinquishment of Areas of the Contract.

TWELFTH - To provide the ASSOCIATE the opportunity to evidence Guaduas Field commercial existence, the PARTIES recognizes the necessity of conducting EXTENSIVE PRODUCTION TESTS including wells under the DINDAL and RIO SECO CONTRACTS, testing which would be conducted during the second half of 1999. Such Extensive Production Tests will be conducted at the wells, during the time, at production levels and subject to the schedule contained in EXHIBIT 1, designated EXTENSIVE PRODUCTION TESTS which forms an integral part hereof.

THIRTEENTH - The ASSOCIATE is planning to drill El Segundo-4E and in addition if The ASSOCIATE considers it necessary, El Segundo-30; wells with which is expected to obtain the necessary additional information to quantify the actual reserves accumulation and reliably and finally define the necessary infrastructure required to develop the field.

FOURTEENTH - Simultaneously to the Extensive Production Testing with the purpose of accelerating the processes which will secure the start of production of the field, and once ECOPETROL has responded to the commerciality requested by the ASSOCIATE, ECOPETROL and the ASSOCIATE have recognized the convenience to reach an agreement in order to realize activities that will allow the acceleration of different processes for the structuring of the project. All such activities will be assumed by the ASSOCIATE without prejudice of ECOPETROL maintaining its independence with respect to the definition of the Field Commerciality.

In such sense, to define the Commercial development of the Guaduas Field, the PARTIES have agreed to enter into an ADDENDUM which contains the basic principles to start DINDAL AND RIO SECO CONTRACTS area commercial development prior to Commerciality Declaration, pursuant to ECOPETROL Board of Directors approvals and authorizations issued at the meeting held September 7, 1999.


Pagina 3 de 8

FIFTEENTH - Consequently, it is advisable to extend the Exploration Period of the DINDAL Association Contract and to postpone Areas Relinquishment of the same Contract.

In virtue of the foregoing whereas ECOPETROL and the ASSOCIATE

AGREE:

FIRST - To define the reimbursement system applicable to El Segundo-30 well investments that the ASSOCIATE plans to start drilling subject to the results of El Segundo-4E, during the second half 1999, and taking into account that the well would be an injector or gas disposal well, reimbursement will be as follows: In the event that the El Segundo-30 is drilled before the date ECOPETROL has responded to the Commerciality of the Guaduas Field, ECOPETROL will validate such El Segundo-30 well as a gas injector development well, provided that the well meets gas injector technical and location conditions required to maintain reservoir pressure and/or produced gas disposal, and that it is located within the Commercial Area defined. In other words, the well is capable of accepting the required gas volumes to preserve reservoir conditions and optimum mechanical condition. Likewise, its cost will be reimbursed with the production of the exploration wells once they have been reimbursed. The cost of this well will be subject to the corresponding auditing process, before ECOPETROL defines its participation in such costs.

SECOND - Independent investors have expressed an interest in financing, constructing and operating the Guaduas to La Dorada Transportation System as an independent project. The ASSOCIATE will request the investors to present the PARTIES the terms and conditions of the structuring proposal of the Project, including technical aspects, capacity, investments, costs, participation, tariffs, etc.. ECOPETROL and the ASSOCIATE have the option to define the transportation solution to evacuate the Guaduas Field production under the terms and conditions established in the DINDAL and RIO SECO Contracts, or through the execution of an independent Project. In this last case, the Parties have the right but not the obligation to take an equity interest in the New Pipeline Company subject to their separate due diligence and the negotiation of the respective terms and conditions. The Parties agree to cooperate with the investor and to use their best efforts to determine the benefit of participating in the New Pipeline Company and their respective participation therein. As soon as practical, but in no event later than Guaduas Field Commerciality decision by ECOPETROL, ECOPETROL will notify the ASSOCIATE in writing its decision with respect to its participation in the Pipeline Transportation System for such field crude evacuation. In either event ECOPETROL undertakes to exclusively dedicate its entire hydrocarbon production participation it is entitled to and royalties to such Transportation System.

In the event ECOPETROL decides to take part in the Transportation System, it will acknowledge the ASSOCIATE's pre-commercial investment amounts, equivalent to its participation and in proportion to the pipeline capacity that will allow the mobilization of the expected maximum production volumes that ECOPETROL defines in the Development Plan evaluated under its Commerciality Study. In other words, ECOPETROL does not


Pagina 4 de 8
assume risks associated to potential excess costs in the event of higher dimensioning of the Transportation System.

On the other hand, in the event ECOPETROL decides not to take part in the Transportation System, ECOPETROL will negotiate previous to the pipeline construction, but in no event later than Guaduas Field Commerciality decision by ECOPETROL, with the New Pipeline Company the transportation tariff according with the rules and regulations of the Colombian Government.

With the purpose of determining reimbursements or ECOPETROL's participation in the Transportation System investment value, both in the case of Commerciality Declaration as well as in the Sole Risk option, the adjustment factor provided in EXHIBIT 2 designated TRANSPORTATION SYSTEM INVESTMENT CALCULATION for the different crude handling volumes described which forms an integral part hereof will apply.

Should ECOPETROL decide not to accept the ASSOCIATE's request of commerciality and grants the sole risk option, ECOPETROL will not reimburse in cash any investments and expenses incurred related with the Pipeline Project, neither by the ASSOCIATE nor by the New Pipeline Company.

The definitive investment amounts the ASSOCIATE incurs should be subject to the respective audit process before ECOPETROL makes the disbursements they are required to do, according with the terms of this ADDENDUM.

THIRD - For potential reimbursement of investment costs the ASSOCIATE incurs in building Production Facilities, in the event ECOPETROL accepts Guaduas Field commerciality, ECOPETROL will acknowledge and pay in cash its participation in costs incurred, which costs should be directly connected to production facilities dimensioning associated to maximum production volumes expected that ECOPETROL defines under the Development Plan evaluated in the Commerciality Study.

With the purpose of determining ECOPETROL's reimbursable amounts or participation in the production facilities value, both in the case of Commerciality Declaration as well as in the Sole Risk option, the different crude volumes adjustment factor provided under EXHIBIT 3 designated PRODUCTION FACILITIES INVESTMENT CALCULATION, which forms integral part hereof will apply.

Should ECOPETROL decide not to accept the ASSOCIATE's request of commerciality and grants the sole risk option, ECOPETROL will not reimburse in cash any investments and expenses incurred related with the Production Facilities.

The different amounts the ASSOCIATE incurs should be subject to the respective audit process before ECOPETROL disburses its pro rata share of investment.

FOURTH - As soon as practical, but in no event later than Guaduas Field Commerciality definition by ECOPETROL, the ASSOCIATE and ECOPETROL will define the strategy to apply with respect to oil structure or reservoir unification, which will contemplate the


Pagina 5 de 8
methodology applicable to total Guaduas Field production under each DINDAL and RIO SECO CONTRACTS on the basis of initial Original Oil Equivalent In Place volumes estimates for the contract areas. With the purpose of expediting Guaduas Field production permit process before the Ministry of Mines and Energy and without prejudice of ECOPETROL independently issuing a final decision on the field commerciality, ECOPETROL be willing to provide the necessary support the ASSOCIATES require to apply to the Ministry of Mines and Energy for a temporary field early production permit from January 2000.

In the event Commerciality Application is accepted, all reimbursements would equal percentages in connection with the proportion to be defined under the Reservoir Unification Agreement the PARTIES agree upon for such purpose.

FIFTH - The PARTIES agree that the ASSOCIATE will conduct EXTENSIVE PRODUCTION TESTS in the Guaduas Field as established in EXHIBIT 1 designated EXTENSIVE PRODUCTION TESTS, which provisions form an integral part hereof.

The ASSOCIATE commits itself to conduct the EXTENSIVE PRODUCTION TESTS mentioned before, to obtain a better understanding of the Reservoir, and the drilling of El Segundo-4E exploration well to define the presence of a gas cap in the Reservoir.

In the event ECOPETROL accepts field commerciality and if such well were accepted as a commercial producer, ECOPETROL would reimburse with its production the ASSOCIATE its respective portion as provided under the Association Contract. In the event the well produces gas on test, the possibility to use it as a gas injector well would be contemplated, for which purpose the aforementioned El Segundo-30 reimbursement procedure defined in paragraph FIRST would apply.

SIXTH -Taking into consideration that such EXTENSIVE PRODUCTION TESTS require a great economic and financial effort additional to the exploratory compromises from the ASSOCIATE, who will continue assuming all such activities risks and expenses during DINDAL AND RIO SECO CONTRACTS pre-commercial phase, without ECOPETROL participation, the ASSOCIATE will have the right to dispose of the entire produced volume after royalties from the wells included in such extensive tests, until full cost recovery has been achieved. From this point forward, production share will be performed according to the terms established in the DINDAL and RIO SECO CONTRACTS. In the event that the cost of the tests are not fully recovered with the production obtained, the balance will be charged as an additional direct exploration cost to the wells in equal proportions for each Contract, and will be reimbursed according with the terms established in the Clause 14th of the aforementioned Contracts.

At the conclusion of the Extensive Production Test (EXHIBIT 1) and until ECOPETROL has responded to the commerciality requested by the ASSOCIATE, all Field production will be shared among all parties per the aforementioned terms.


Pagina 6 de 8

SEVENTH - The ASSOCIATE will submit its Guaduas Field Commerciality Application to ECOPETROL after information from Guaduas Field Extensive Production Tests is obtained.

EIGHTH - Regardless of agreements herein recorded in connection with Guaduas Field, ECOPETROL will act independently to finally decide upon field commerciality. Upon Extensive Production Tests completion and when the ASSOCIATE submits the Commerciality Application, ECOPETROL will evaluate said application subject to the terms of the Association Contracts, and will subsequently issue a decision whether accepting or denying such request. If ECOPETROL denies the Commerciality request, the ASSOCIATE will have the right to forthwith adopt the Sole Risk modality immediately and in accordance to the Association Contract terms. In view of the fact that Extensive Production Tests will provide the necessary information to define field Commerciality, ECOPETROL will start its early application evaluation and will make their best efforts to provide the ASSOCIATE an answer on the Commerciality Application in approximately 6 weeks, if possible, and in no event later than the ninety (90) days provided for in the DINDAL and RIO SECO Association Contracts.

NINTH - In order to conduct the work and Extensive Production Tests herein listed subject to DINDAL and RIO SECO CONTRACTS terms, and taking into account that for the DINDAL CONTRACT in particular the sixth Exploration Period year expires September 23, 1999, on the basis of the application in that sense the ASSOCIATE submitted on July 26, 1999, the Exploration Period is hereby extended until the date ECOPETROL responds to the commerciality requested by the ASSOCIATE, to provide the ASSOCIATE the opportunity to evidence a Commercial Field existence in virtue of aforementioned CONTRACT Clause 9.8. Additionally, Ecopetrol agrees to grant the ASSOCIATE the option to a complementary extension of the Exploration Period, up to September 23, 2000 and, within six (6) weeks of submitting of its Commerciality request, the ASSOCIATE will advise ECOPETROL of its commitment to execute exploration works during the complementary extension period in a minimum amount of two million US dollars ($2,000,000.00 US), in order to exercise this option.

ECOPETROL and the ASSOCIATE agree to work jointly to obtain authorizations in order to start activities in the Forest Reserves actually existing in the Areas of the above mentioned Contracts.

TENTH - DINDAL CONTRACT Clause 8 application in connection with areas relinquishment pursuant to sections 8.1 provisions is hereby suspended until the date ECOPETROL responds to the commerciality requested by the ASSOCIATE. Additionally, ECOPETROL agrees to grant the ASSOCIATE the option to a complementary extension for the relinquishments of areas until September 23, 2000, and within six (6) weeks of submitting of its Commerciality request, the ASSOCIATE will advise ECOPETROL of its commitment to execute exploration works mentioned in the above Clause NINTH during the complementary extension period in order to exercise this option.

ELEVENTH - Regardless of ECOPETROL's decision on Commerciality Application and not implying any type of participation commitment whichever decision is made, technical,


Pagina 7 de 8
administrative procedures, purchases and contract processes during the pre-commercial phase, for both the Production Facilities and the Transportation System, will be managed subject to DINDAL and RIO SECO Association Contracts, for which purpose and to determine compliance with such regulations, the AD-HOC EXECUTIVE COMMITTEE will be constituted immediately upon signing of this ADDENDUM which will create a committee formed by the parties representatives to be designated DINDAL and RIO SECO ASSOCIATION CONTRACTS COORDINATION COMMITTEE.

TWELFTH - With exception of the modifications stated in this document, this ADDENDUM does not in any way amend the DINDAL and RIO SECO CONTRACTS, which Clauses will remain in full force and effects together with Clauses under this Agreement.

In witness the Parties' representatives sign in Santa Fe de Bogota, on the twenty second (22) day of the month of September, nineteen hundred and ninety nine (1999).



EMPRESA COLOMBIANA DE PETROLEOS                   GHK COMPANY COLOMBIA
ECOPETROL




---------------------------                       --------------------------
CARLOS RODADO NORIEGA                             WILLIAM WALLACE DAILY
      President                                         President



Attachments:  EXHIBITS 1, 2 and 3.


Pagina 8 de 8